UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

         --------------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of report (Date of earliest event reported): October 21, 2005


                                   KADANT INC.
             (Exact Name of Registrant as Specified in its Charter)



Delaware                           1-11406                            52-1762325
(State or Other            (Commission File Number)                (IRS Employer
Jurisdiction                                                 Identification No.)
of Incorporation)


One Acton Place                                                            01720
Acton, Massachusetts                                                  (Zip Code)
(Address of Principal Executive Offices)

                                 (978) 776-2000
               Registrant's telephone number, including area code

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
         CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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                                   KADANT INC.

Item 1.01     Entry into a Material Definitive Agreement.

       On October 21, 2005, Kadant Inc. (the "Company") and Kadant Composites LLC, a Delaware limited liability company and subsidiary of the Company (the "Seller"), entered into an asset purchase agreement (the "Purchase Agreement") with LDI Composites Co., a Minnesota corporation ("Buyer"), and Liberty Diversified Industries, Inc., a Minnesota corporation and parent corporation of the Buyer, to sell substantially all of the assets of its composite building products business (the "Composites Business") to the Buyer for approximately $11 million in cash, subject to a post-closing adjustment. Pursuant to the Purchase Agreement, approximately $0.6 million of the sale price was deposited in an escrow fund until May 1, 2007 and approximately $0.6 million of the sale price will be held by the buyer for one year to satisfy certain indemnification obligations. The sale price, net of transaction costs, is slightly above the net book value of the assets sold and the liabilities assumed, and as a result, the Company does not expect the resulting gain on the sale to be material to its consolidated operating results for the fourth quarter of 2005. The Composites Business is accounted for as a discontinued operation in the Company's consolidated financial statements.

       Pursuant to the Purchase Agreement, the Seller retained warranty obligations for products manufactured prior to the sale. The Seller agreed to deposit $3.5 million of the sale proceeds into a special escrow fund to satisfy warranty claims associated with products manufactured prior to the sale. The warranty escrow fund will be administered by the Buyer for five years or until the funds are exhausted, after which time the Seller will administer any warranty claims associated with products manufactured prior to the sale.

       The foregoing description of the transaction contemplated by the Purchase Agreement does not purport to be a complete statement of the parties' rights under the Purchase Agreement, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed with this report as Exhibit 99.1. A copy of the press release announcing the sale of the Composites Business is filed with this report as Exhibit 99.2.

Item 2.01     Completion of Acquisition or Disposition of Assets.

       The sale of the Composites Business was completed on October 21, 2005. The information set forth in Item 1.01 above is incorporated herein in its entirety.

Item 8.01     Other Events.

       In the third quarter of 2005, Kadant Inc. (the "Company") experienced a higher than expected level of warranty claims in its Composites Business associated with previously identified issues with some of its products. As a result of the increase in warranty claims, the Company evaluated the adequacy of its warranty reserve and increased its pre-tax warranty provision by $4.0 million in the third quarter of 2005 resulting in a total warranty reserve of $6.0 million as of October 1, 2005. This increased warranty provision is included in the results for the discontinued operation.



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                                  KADANT INC.

        (c) Exhibits

            No.        Description
           ---------------------------------------------------------------------

            99.1 Purchase Agreement dated October 21, 2005, among Kadant Inc., Kadant Composites LLC subsidiary ("Seller"), LDI Composites Co., a Minnesota corporation ("Buyer"), and Liberty Diversified Industries, Inc., a Minnesota corporation, and parent corporation of the Buyer ("Buyer Parent").

            99.2 Press Release dated October 27, 2005 announcing the closing of the Composites Business sale.





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                                  KADANT INC.

                                   SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    KADANT INC.


Date:  October 27, 2005                        By:  /s/ Thomas M. O'Brien
                                                    ----------------------------
                                                    Thomas M. O'Brien
                                                    Executive Vice President and
                                                    Chief Financial Officer



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